Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
(610) 208 -3892	(610) 208-3476
wrudolph@cartech.com	mhajost@cartech.com

SENIOR VP & CFO ANNOUNCES DEPARTURE FROM CARPENTER

K. Douglas Ralph to Retire From Day-to-Day Professional Life

Wyomissing, PA (September 7, 2012) —  Today, Carpenter Technology announced that K. Douglas Ralph, 52, Carpenter’s Senior Vice President and Chief Financial Officer since July 2007, will leave the company at the end of August 2013.   Doug and his wife, Maureen, have made the decision to move full-time to South Carolina, where Doug will retire from the day-to-day professional life that he has known for the past 30 years.  “I am fortunate to have the ability to make the personal decision to leave the workforce early so as to enjoy other aspects of my life.  Working at Carpenter has been a great experience and I want to ensure there is a smooth transition of my responsibilities before I leave. While excited for my future, it is difficult to leave Carpenter. I am leaving a great company that has a strong leadership team, very talented and committed people, and outstanding forward-growth opportunities,” commented Ralph.

“Doug has made outstanding contributions to the Carpenter team.  Doug has brought not only very strong financial leadership to Carpenter, but also, strong strategic and managerial leadership,” said Carpenter Chief Executive Officer Bill Wulfsohn.  “His personal commitment to the highest standards of accountability, transparency, and integrity has helped us to set the tone for how Carpenter does business today.  While we will miss Doug, we are happy for him as he moves forward into the next phase of his life.  I and the rest of the Carpenter team, appreciate Doug’s commitment to ensure a smooth transition and are thankful for his many outstanding contributions during his tenure.”

Doug will continue in his current role through the hiring and orientation of a new CFO, remaining with the company to support a seamless transition. The company has begun a search to identify a successor.

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About Carpenter Technology

Carpenter Technology, based in Wyomissing, PA, produces and distributes specialty alloys, including stainless steels, titanium alloys and superalloys, and various engineered products. Information about Carpenter can be found at www.cartech.com.